                                                REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------

                            GENCOR INDUSTRIES, INC.
            (Exact name of Registrant as specified in its charter)
                             ---------------------

               DELAWARE                                         59-0933147
    (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                        Identification Number)



                         5201 N. ORANGE BLOSSOM TRAIL
                            ORLANDO, FLORIDA 32810
                   (Address of Principal Executive Offices)
                             ---------------------

             1992 STOCK OPTION PLAN; 1996 STOCK OPTION AGREEMENTS;
                          AND 1997 STOCK OPTION PLAN

                             ---------------------
                           (Full Title of the Plans)

                                 E.J. ELLIOTT
                      PRESIDENT AND CHAIRMAN OF THE BOARD
                            GENCOR INDUSTRIES, INC.
                         5201 N. ORANGE BLOSSOM TRAIL
                            ORLANDO, FLORIDA 32810
                             ---------------------
                    (Name and Address of Agent For Service)

                                (407) 290-6000
                             ---------------------
         (Telephone Number, Including Area Code, of Agent For Service)

                                WITH COPIES TO:

                           RANDOLPH H. FIELDS, ESQ.
                            GREENBERG TRAURIG, P.A.
                      111 NORTH ORANGE AVENUE, SUITE 2000
                            ORLANDO, FLORIDA 32801
                                (407) 420-1000

                             ---------------------


                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED          PROPOSED
                                                  AMOUNT            MAXIMUM           MAXIMUM        AMOUNT OF
TITLE OF SECURITIES                                TO BE        OFFERING PRICE      AGGREGATE      REGISTRATION
TO BE REGISTERED                               REGISTERED(1)      PER SHARE       OFFERING PRICE      FEE(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share (3)...     400,000          $ 2.38(4)      $   952,000.00     $  280.84
Common Stock, par value $.10 per share (5)...     400,000          $ 2.38(4)      $   952,000.00     $  280.84
Common Stock, par value $.10 per share (6)...     200,000          $ 1.94(7)      $   388,000.00     $  114.46
Common Stock, par value $.10 per share (8)...     156,000          $ 1.94(7)      $   302,640.00     $   89.28
Common Stock, par value $.10 per share (9)...     692,000          $ 1.94(7)      $ 1,342,480.00     $  396.03
Common Stock, par value $.10 per share (10)..      20,000          $16.16(11)     $   323,200.00     $   95.34
Common Stock, par value $.10 per share (12)..     488,000          $16.16(11)     $ 7,886,080.00     $2,326.39
Common Stock, par value $.10 per share (13)..   1,200,000          $16.16(11)     $19,392,000.00     $5,720.64
-----------------------------------------------------------------------------------------------------------------
                      Total..................   3,556,000                         $31,538,400.00     $9,303.83
-----------------------------------------------------------------------------------------------------------------


(1) The total amount of shares of Common Stock to be registered consists, in part, of such number of shares of Common Stock that underlie the conversion of the Class B Stock to Common Stock on a one-to-one basis. This Registration Statement also covers such indeterminate number of additional shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends, anti-dilution provisions and similar transactions.
(2) The Registration Fee is computed based upon the rate of $295 per $1,000,000 of the maximum aggregate price, as set forth in Section 6 of the Securities Act of 1933, as amended.
(3) Common Stock issuable upon exercise of certain stock options issued pursuant to the Company's 1992 Stock Option Plan.
(4) The exercise price of the stock options as set by stock option agreements issued pursuant to the Company's 1992 Stock Option Plan.
(5) Common Stock issuable upon the conversion of Class B Stock issued pursuant to the exercise of stock options under the Company's 1992 Stock Option Plan.
(6) Common Stock issuable upon exercise of certain non-qualified stock options issued in 1996.
(7) The exercise price of the stock options as set by the Company's 1997 Stock Option Plan or by 1996 Option Agreements.
(8) Common Stock issuable upon the conversion of Class B Stock issuable upon exercise of certain non-qualified stock options issued in 1996.
(9) Common Stock issuable upon exercise of certain stock options issued pursuant to the Company's 1997 Stock Option Plan.
(10) Common Stock issued upon exercise of certain stock options issued pursuant to the Company's 1997 Stock Option Plan.
(11) The market price is estimated at $16.16, solely for the purpose of calculating the registration fee and is computed in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported for the Company's Common Stock on the consolidated reporting system for the American Stock Exchange ("Amex") as of the close of business on August 13, 1998.
(12) Common Stock issuable upon exercise of ungranted stock options issuable pursuant to the Company's 1997 Stock Option Plan.
(13) Common Stock issuable upon the conversion of Class B Stock issued pursuant to the exercise of stock options under the Company's 1997 Stock Option Plan.

================================================================================

         PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

          The documents containing the information specified in Part I of Form S -8 will be sent or given to participants in the 1992 Stock Option Plan (the "1992 Plan"), the 1996 Stock Option Agreements (the "Option Agreements") and the 1997 Stock Option Plan (the "1997 Plan") of Gencor Industries, Inc. (the "Company" or "Gencor"), as specified by Rule 428 (b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Hereinafter the 1992 Plan and the 1997 Plan may be collectively referred to as the "Plans." The Plans and the Option Agreements may be collectively referred to hereinafter as the "Option Plans." Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428 (b) or additional information about the Gencor Industries, Inc. Option Plans and their administrators are available without charge by contacting:

                            Gencor Industries, Inc.
                         5201 N. Orange Blossom Trail
                            Orlando, Florida 32810
                        Attention: Corporate Secretary
                                (407) 290-6000



                                EXPLANATORY NOTE

          The Reoffer/Resale Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 and may be used for reoffers or resales of the shares of Common Stock (as hereinafter defined) of the Company acquired by the persons named therein pursuant to each of the Option Plans.



                     [THIS AREA INTENTIONALLY LEFT BLANK]

                           REOFFER/RESALE PROSPECTUS

                            GENCOR INDUSTRIES, INC.

                         3,556,000 SHARES COMMON STOCK
                               ($.10 Par Value)

     ISSUED PURSUANT TO THE GENCOR INDUSTRIES, INC. 1992 STOCK OPTION PLAN,
            1996 STOCK OPTION AGREEMENTS AND 1997 STOCK OPTION PLAN

     This Reoffer Prospectus (the "Prospectus") is being used in connection with the reoffer or resale of shares of common stock, $.10 par value ("Common Stock") of Gencor Industries, Inc., a Delaware corporation (the "Company" or "Gencor") by certain directors, executive officers and key employees of the Company (named under the caption and hereafter called "Selling Stockholders"), some of whom are "affiliates" (as that term is defined in Rule 405 promulgated under the Securities Act), who hold or may acquire shares of Common Stock issued pursuant to the Gencor Industries, Inc. 1992 Stock Option Plan (the "1992 Plan"), the 1996 Stock Option Agreements (the "Option Agreements") and the 1997 Stock Option Plan (the "1997 Plan")(the 1992 Plan and the 1997 Plan may sometimes be referred to collectively as the "Plans") (the Plans and the Option Agreements may sometimes be referred to collectively as the "Option Plans").

     Those shares of Common Stock that have been acquired pursuant to an exercise of options granted under the Option Plans shall constitute "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act. The Common Stock that may be acquired pursuant to the terms and conditions of the Option Plans by those Selling Stockholders who are also "affiliates" shall constitute "control securities" as defined by Section C of the General Instructions to Form S-8.

     Shares of Common Stock may be sold from time to time by a Selling Stockholder directly to purchasers. Alternatively, a Selling Stockholder may sell shares of Common Stock in one or more transactions (including block transactions) on the American Stock Exchange ("AMEX"), in transactions occurring in the public market off the AMEX, in privately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices or at fixed prices, which may be changed. Shares may be sold by Selling Stockholders through brokers acting on behalf of such Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions may exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other selling expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. The Company will not be entitled to any of the proceeds from any sales of Common Stock by the Selling Stockholders, although the Company will receive payment upon exercise of any options under which shares of Common Stock are acquired for cash by a Selling Stockholder.

     The capital stock of the Company consists of Common Stock and Class B Stock. Each share of Common Stock and Class B Stock is entitled to one vote per share on all matters, except that, with respect to the election of directors, holders of Class B Stock, voting separately as a class, may elect 75% of the members of the board of directors, and holders of Common Stock, voting separately as a class, may elect the remaining 25% of the members of the board of directors.

     The Company's Common Stock is listed on the AMEX under the symbol "GX." On August 7, 1998, the last reported sale price of the Common Stock on the AMEX Composite Tape was $16.9375 per share.

                              --------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 18, 1998.



                     [THIS AREA INTENTIONALLY LEFT BLANK]

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVER OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60061. Copies of such material can also be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company's Common stock is listed on the American Stock Exchange, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-8 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are ommitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.


                              TABLE OF CONTENTS

Available Information..................................................  3
Incorporation of Certain Documents By Reference........................  3
The Company............................................................  4
Risk Factors...........................................................  5
Use of Proceeds........................................................ 10
Selling Shareholder.................................................... 10
Plan of Distribution................................................... 12


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-11703) pursuant to the Exchange Act are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended September 30, 1997 and Form 10-K/A (Amendment No. 1) to said Form 10-K filed January 20, 1998;

     2. The Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1997 and March 31, 1998; and

     3. The Company's Current Reports on Form 8-K dated October 27, 1997 and November 20, 1997.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Secretary, Gencor Industries, Inc., at the Company's principal executive offices, 5201 N. Orange Blossom Trail, Orlando, Florida 32810, telephone number (407) 290-6000. Persons requesting copies of exhibits to such documents that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.

     This Prospectus includes trade names and trademarks of companies other than Gencor. The use of any such third party trade name or trademark herein is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.


                                  THE COMPANY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

     The Company is a leading manufacturer of process machinery for a wide variety of end-markets. Products include machinery used in the production of highway construction materials such as hot-mix asphalt, and machinery used to produce food products such as pelletized animal feeds, edible oils, sugar and citrus juices. The Company believes it has significant market share positions in its principal product lines. The Company's products are manufactured in 13 plants in the United States, Asia, Australia, Europe and South America and are sold through a combination of Company sales representatives, independent dealers and agents located throughout the world. The Company operates in two business groups: the Construction Equipment Group ("CEG") and the Consolidated Process Machinery Group ("CPM"). The core product in each group is "process machinery," designed to process and transform bulk materials into end products. As a result of the similar technologies shared by both business groups, the Company believes it is realizing operational synergies.

     CEG designs and manufactures machinery and related equipment used for the production of asphalt and highway construction materials. CEG's principal products include asphalt plants, combustion systems and fluid heat transfer systems. CEG's technical and design capabilities, environmentally friendly process technology and wide range of products have enabled it to become a leading producer of asphalt production equipment worldwide. CEG's products are sold primarily to the highway construction industry. The principal factors driving demand for CEG's products are the level of government funding for domestic highway construction and repair, infrastructure development in emerging economies, the need for spare parts and a trend towards larger plants (e.g. drum mix asphalt production) resulting from asphalt production plant consolidation.

     CPM designs and manufactures process machinery used in the production of scientifically compounded animal feeds, edible oils, sugar and fruit juice concentrates. CPM's products include pellet mills, crushers, flakers, grinders, crystallizers, centrifuges and equipment used to concentrate juices, including presses, evaporators, heat exchangers and dryers. CPM's products are sold primarily to commercial agricultural companies, integrated food producers, feed mills and food processing companies. CPM's machinery enables its customers to manufacture food products more efficiently and is a widely accepted method of scientifically processing animal feed. Over the past several years, the domestic food processing machinery industry has experienced strong growth, partly as a result of rising demand from overseas markets which are increasingly adopting U.S. food production technologies. The Company believes that as living standards continue to improve worldwide, particularly in emerging economies, and the fragmented food processing industry continues to consolidate, demand will continue to grow for CPM's products.

     The Company's executive offices are located at 5201 North Orange Blossom Trail, Orlando, Florida 32810, telephone (407) 290-6000.


                                 RISK FACTORS

     This Prospectus and certain of the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. Statements in this Prospectus regarding future financial performance and other statements containing the words "expect," "believe," "anticipate," "project," "estimate," "predict," "intend" and similar expressions are forward-looking statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus, prior to making an investment in the Common Stock.

     INTERNATIONAL EXPOSURE. International operations account for a significant portion of its business and the Company anticipates that this will continue to be the case for the foreseeable future. As a result, the Company may be subject to certain risks, including difficulty in staffing and managing foreign subsidiary operations, difficulty in managing distributors and dealers, adverse tax consequences, political and economic instability of governments, and difficulty in accounts receivable collection. The Company is subject to the risks associated with the imposition of protective legislation and regulations, including those relating to import or export or otherwise resulting from trade or foreign policy, in the nations in which it now or in the future will conduct business. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be implemented by the U.S. or any other country upon the import or export of the Company's products. There can be no assurance that any of these factors, or the adoption of restrictive policies, will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company denominates some sales by foreign subsidiaries in local currency, and an increase in the relative value of the dollar against such currencies may lead to a reduction in sales and earnings. The Company's foreign currency exposures generally are not hedged and there can be no assurance that the Company's future results of operations and investments will not be adversely affected by currency fluctuations.

     ACQUISITION STRATEGY; INTEGRATION OF ACQUIRED BUSINESSES. As part of its growth strategy, the Company intends to evaluate the acquisitions of other companies, assets or product lines that would complement or expand its existing businesses or broaden its customer relationships. Although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not be able to identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that the Company will be able to locate and acquire any business, retain key personnel and customers of an acquired business or integrate any acquired business successfully, including the recent acquisitions of PED, Gumaco and ACP. Additionally, there can be no assurance that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that the Company will be able to accomplish its strategic objectives in connection with any acquisition. Although the Company periodically considers possible acquisitions, no specific acquisitions are probable as of the date of this Prospectus.

     INDEBTEDNESS; FINANCIAL COVENANTS. The outstanding debt of the Company represents a significant percentage of its total capitalization. The Company's strategy contemplates continued strategic acquisitions, and a portion of the cost of such acquisitions may be financed through additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions and to absorb adverse operating results may be adversely affected.

     The Senior Secured Credit Agreement dated December 10, 1996, as amended to date (the "Credit Facility") between the Company and the lenders party thereto imposes certain financial and operating covenants upon the Company, including, among others, restrictions on the ability of the Company to incur debt, or take certain other corporate actions. The Credit Facility also limits the amount of cash dividends that the Company may pay to a maximum of $250,000 per year, subject to compliance with other loan covenants. In addition, the Credit Facility requires that the Company maintain certain financial ratios and provides for limitations on capital expenditures. The foregoing covenants may restrict the Company's ability to obtain additional funds, dispose of assets, or otherwise pursue its business strategies, and may impair the Company's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions and other general corporate purposes. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in the Credit Facility.

     CYCLICALITY OF DEMAND FOR COMPANY PRODUCTS. Demand for the Company's products depends in part upon the level of capital and maintenance expenditures by its industrial customers, in particular those by the highway construction industry, commercial agricultural companies, integrated food producers, feed mills and food processing and production companies. These industries historically have been cyclical in nature and vulnerable to general downturns in the economy. Decreases in industry spending could have a material adverse effect upon demand for the Company's products and the Company's business, financial condition and results of operations.

     The agricultural industry serviced by the Company is susceptible to fluctuations caused by adverse weather, natural disasters, disease, governmental policies and similar adversities and factors beyond the Company's control. For example, as a result of the slaughter of animals caused by Mad Cow Disease and Swine Flu, there was a reduction of shipments of pelleting equipment to Europe by the Company's food processing division in the first six months of fiscal 1998. In addition, the effect on the Brazilian orange crop of adverse weather during the 1997 growing season may impact demand for the Company's products by the Brazilian citrus industry. General downturns in the agricultural sector, as well as the highway construction industry, could have a material adverse effect on the Company's business, financial condition and results of operations.

     QUARTERLY VARIATIONS OF OPERATING RESULTS. The Company's operating results historically have fluctuated from quarter to quarter as a result of a number of factors, including the value, timing and shipment of individual orders and the mix of products sold. Moreover, although revenues from certain large system contracts are recognized using the percentage of completion method of accounting, the Company generally recognizes product revenues upon shipment of its products. Accordingly, revenue in any quarter is primarily dependent on product shipment. The Company's asphalt production equipment operations are subject to seasonal fluctuation, which may lower sales and result in possible losses in the first and fourth fiscal quarters of each year. Traditionally, asphalt producers do not purchase new equipment for shipment during the summer and fall months to avoid disruption of their activities during peak periods of highway construction. Pelleting and other food production equipment products are less seasonal, but may result in lower demand in the second and third fiscal quarters. The Company expects seasonality to have less of an influence on future results of operations as it continues to add new companies and products and to grow in international markets. However, there can be no assurance that such additions and growth will reduce the seasonality of its product lines.

     COMPETITION. The highway construction machinery and food process machinery industries are highly competitive. In each of the lines of business in which the Company provides goods and services, it competes with a variety of companies, many of which have greater financial and other resources than the Company, or are subsidiaries or divisions of larger organizations. In addition, the Company may encounter competition from new market entrants. There can be no assurance that competitors will not take actions, including developing new products, which could adversely affect the Company's sales and operating results.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company's business will continue to depend substantially upon the efforts, abilities and services of its executive officers and certain other key employees. The loss of one or more key employees could adversely affect the Company's operations. The Company's ability to attract and retain qualified engineers and other professionals, either through direct hiring, or acquisition of other businesses employing such professionals, will also be an important factor in determining the Company's future success.

     INTELLECTUAL PROPERTY MATTERS. The Company holds numerous patents covering technology and applications related to various products, equipment and systems, and numerous trademarks and trade names registered with the U.S. Patent and Trademark Office and in various foreign countries. There can be no assurance as to the breadth or degree of protection that existing or future patents or trademarks may afford the Company, or that any pending patent or trademark applications will result in issued patents or trademarks, or that the Company's patents, registered trademarks or patent applications, if any, will be upheld if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patents issued, licensed or sublicensed to the Company. Although the Company believes that none of its patents, technologies, products or trademarks infringe upon the patents, technologies, products or trademarks of others, it is possible that its existing patent, trademark or other rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur. In the event that the Company's products are deemed to infringe upon the patent or proprietary rights of others, the Company could be required to modify the design of its products, change the name of its products or obtain a license for the use of certain technologies incorporated into its products. There can be no assurance that the Company would be able to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent, registered trademark or other proprietary right, and, if the Company's products are deemed to infringe upon the patents, trademarks or other proprietary rights of others, the Company could become liable for damages, which could also have a material adverse effect on the Company.

     PRODUCT LIABILITY. The Company is engaged in a business that could expose it to possible liability claims for personal injury or property damage due to alleged design or manufacturing defects in the Company's products. The Company believes that it meets existing professional specification standards recognized or required in the industries in which it operates, and has had no material product liability claims brought against it as of the date hereof. Although the Company currently maintains product liability coverage which it believes is adequate for the continued operation of its business, such insurance may prove inadequate or become difficult to obtain or unobtainable in the future on terms acceptable to the Company.

     ENVIRONMENTAL MATTERS. The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. The Company's business involves environmental management and issues typically associated with historical manufacturing operations. To date, the Company's cost of complying with environmental laws and regulations has not been material, but the fact that such laws or regulations are changed frequently makes predicting the cost or impact of such laws and regulations on its future operations uncertain.

     SUPPLY AND PRICE OF RAW MATERIALS. The principal raw materials used by the Company are steel and related products. The Company has no long-term supply agreements with any of its major suppliers. However, the Company has generally been able to obtain sufficient supplies of raw materials for its operations, and changes in prices of such materials historically have not had a significant effect on its operations. Although the Company believes that such raw materials are readily available from alternate sources, an interruption in the Company's supply of steel and related products or a substantial increase in the price of any of these raw materials could have a material adverse effect on the Company's business, financial condition and results of operations.

     SYNTHETIC FUEL INVESTMENT. Whether or not the Company will realize economic benefits from its equity interest in Carbontronics, LLC ("Carbontronics") will depend, among other factors, on Carbontronics' four synthetic fuel production plants ("Fuel Plants") being able to qualify for tax credits under Section 29 of the Code and on the ability to produce and successfully market synthetic fuel, if any, produced by the Fuel Plants. Qualification for tax credits with regard to the synthetic fuel projects requires satisfying a number of statutory criteria, and there can be no guarantee that all of these criteria will be met. Failure to meet the statutory requirements for any project could lead to the disqualification for tax credits. Tax credits are based on the heating value of the synthetic fuel produced and sold to unrelated parties.

     Construction of each Fuel Plant's related feed stock preparation facility involves a substantial number of risks, including shortages of equipment, material and labor, work stoppages, labor disputes, weather interference, unforeseen engineering, environmental and geological problems and unanticipated cost increases. Difficulties in obtaining or maintaining any requisite licenses or permits could adversely affect the Company's Carbontronics holdings. The Fuel Plant technology and equipment manufactured by the Company has only recently been developed and there can be no assurance that any of the Fuel Plants will operate as intended or that the technology to be employed in the projects will result in commercially viable synthetic fuel products. Operation of the Fuel Plants involves various risks, including the potential for breakdown or failure of equipment, the inability to obtain adequate supplies of suitable feed stock or binder material, or performance of the equipment below expected levels of output or efficiency, failure to keep on hand adequate supplies of spare parts or other raw materials, operator error, utility unavailability and catastrophic events such as fires, floods and earthquakes. There is no assurance that the synthetic fuel to be produced by the Fuel Plants can be marketed at prices and on terms that are financially advantageous.

     The synthetic fuel projects will be required to comply with a number of statutes and regulations relating to the health and safety of personnel and the public, including the identification, generation, storage, handling, transportation, disposal, record keeping, relating and reporting of and emergency response in connection with materials relating to the facility that may be hazardous or toxic, safety and health standards, practices and procedures applicable to construction and operation of the facility, and environmental protection requirements including standards and limitations relating to the discharge of air and water pollutants and discharge of solid waste.

     GOVERNMENT REGULATIONS. The Company is subject to a variety of governmental regulations relating to the manufacturing of the Company's products. Any failure by the Company to comply with present or future regulations could subject it to future liabilities, or the suspension of production that could have a material adverse effect on the Company's results of operations. Such regulations could also restrict the Company's ability to expand its facilities, or could require the Company to acquire costly equipment or to incur other expenses to comply with such regulations. Although the Company believes it has the design and manufacturing capability to meet all industry or governmental agency standards that may apply to its product lines, including all domestic and foreign environmental, structural, electrical and safety codes, there can be no assurance that governmental laws and regulations will not become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with a violation. The cost to the Company of such compliance to date has not materially affected the Company's business, financial condition or results of operations. There can be no assurance, however, that violations will not occur in the future as a result of human error, equipment failure or other causes. The Company's customers are also subject to extensive regulations, including those related to the workplace. The Company cannot predict the nature, scope or effect of governmental legislation, or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered, or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect the Company's business, financial condition and results of operations.

     YEAR 2000 COMPLIANCE. Many existing computer systems and applications, and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its computer systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems, customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company is in the process of upgrading its software to address the year 2000 issue. The Company currently estimates that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company.

     EFFECTIVE VOTING CONTROL BY PRINCIPAL STOCKHOLDERS. The Company's executive officers and directors beneficially own an aggregate of approximately 96.0% of the outstanding shares of the Company's $.10 par value Class B Stock ("Class B Stock"). The Class B Stock is entitled to elect 75% (calculated to the nearest whole number, rounding five-tenths to next highest whole number) of the members of the board of directors of the Company. As a result, these stockholders can elect more than a majority of the board of directors of the Company and exercise significant influence over most matters requiring approval by the Company's stockholders. This concentration of control may also have the effect of delaying or preventing a change in control of the Company.


                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Common Stock but will pay all expenses related to the registration of the shares.


                              SELLING STOCKHOLDERS

          The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares under the Option Plans. The Selling Stockholders named below may resell all, a portion, or none of such shares. There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

          Participants under the Option Plans who are deemed to be "affiliates" of the Company who acquire shares of Common Stock under the Option Plans may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

          In addition, certain unnamed non-affiliates of the Company may use this Prospectus for reoffers and resales of the shares of Common Stock registered pursuant to the Registration Statement of which this Prospectus is a part, provided that such non-affiliates hold less than 1,000 shares issuable under each Plan.

          The following table shows (i) the name of the Selling Stockholders who may be considered "affiliates" of the Company within the meaning of the Securities Act (the "Affiliates") and the names of the Selling Stockholders who hold at least 1,000 shares of Common Stock pursuant to the exercise of their rights under the Option Plans; (ii) the number of shares of Common Stock held by each Affiliate as of August 5, 1998; (iii) the number of such shares of Common Stock covered by this Prospectus; and (iv) the amount and the percentage of the Common Stock to be owned by each Selling Stockholder after completion of this offering, assuming the sale of all shares of Common Stock covered by this
Prospectus:

                                                                                               SHARES
                                                     SHARES BENEFICIALLY                        BEING
                                                          OWNED (1)                           OFFERED(2)
                                      ----------------------------------------------------   ------------
                                                                                               COMMON
                                            COMMON STOCK            CLASS B STOCK               STOCK
                                      --------------------------   -----------------------   ------------
                                          NUMBER      PERCENT      NUMBER     PERCENT           NUMBER
                                      -------------- -----------  --------   -------------   ------------
NAME
E. J. Elliott........................  1,751,080(3)      22.4%  1,397,296        79.1%          780,000
John E. Elliott......................    468,096(4)       6.6%    495,520(5)     22.7%          418,000(6)
David F. Brashears...................    129,824(7)       1.8%          *         *              60,000
D. William Garrett...................    100,456(8)       1.4%          *         *              60,000
Russell R. Lee, III..................     80,000(9)       1.1%          *         *              80,000
Marc G. Elliott......................    120,000(4)       1.7%    465,520(5)     21.3%          418,000(6)
Jacky Brenahan.......................     21,000(10)       *            *         *              20,000

                                                   SHARES BENEFICIALLY OWNED AFTER OFFERING
                                       -----------------------------------------------------------------
                                                  COMMON STOCK                  CLASS B STOCK
                                       ------------------------------    -------------------------------
                                           NUMBER           PERCENT         NUMBER         PERCENT
                                       ------------------  ----------    ----------   ------------------
NAME
E. J. Elliott........................     917,080             12.4%       1,397,296       19.8%
John E. Elliott......................     468,096              6.6%          77,520        1.1%
David F. Brashears...................      69,824              1.0%               0         *
D. William Garrett...................      40,456               *                 0         *
Russell R. Lee, III..................           0               *                 0         *
Marc G. Elliott......................     120,000              1.7%          47,520         *
Jacky Brenahan.......................       1,000               *                 0         *

---------------

  *  Indicates less than 1% ownership.

(1) In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares that are not outstanding, but that are subject to option, warrants, rights or conversion privileges exercisable within 60 days of the date of this Prospectus have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(2) This does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion. This Registration Statement pertains to the Company's Common Stock that (i) underlies the stock options granted pursuant to the Option Plans (ii) underlies the stock options that have not yet been granted but which the Company may issue under the terms and conditions of the Option Plans, (iii) were obtained upon exercise of stock options granted pursuant to the Option Plans and (iv) were obtained upon the conversion of the shares of Class B Stock that were issued pursuant to the exercise of stock options granted under the Option Plans. The 1992 Plan authorized up to 400,000 shares of Common Stock and 400,000 shares of Class B Stock as available of stock option grants thereunder. The 1996 Option Agreements granted 200,000 options for the purchase of 200,000 shares of Common Stock and 156,000 options for the purchase of Class B Stock. The 1997 Plan authorized up to 1,200,000 shares of Common Stock and 1,200,000 shares of Class B Stock as available of stock option grants thereunder.

(3) Includes 120,000 shares owned jointly with John Elliott, 120,000 shares owned jointly with Marc Elliott and 380,000 shares of Common Stock issued to E.J. Elliott pursuant to the exercise of certain stock options granted under the 1992 Plan. Also includes options to purchase 780,000 shares of Common Stock.

(4)  Includes 120,000 shares owned jointly with E.J. Elliott.

(5)  Includes options to purchase 418,000 shares of Class B Stock.

(6) Assumes the exercise of 218,000 options to purchase Class B Stock and the subsequent conversion of the 218,000 shares of Class B Stock along with the 200,000 shares of Class B Stock previously obtained through the exercise of certain options granted under the Option Plans to Common Stock and the subsequent sale thereof.

(7)  Includes options to purchase 60,000 shares of Common Stock.

(8)  Includes options to purchase 60,000 shares of Common Stock.

(9)  Includes options to purchase 80,000 shares of Common Stock.

(10) Includes 20,000 shares of Common Stock issued to Jacky Brenahan pursuant to the exercise of certain stock options granted under the 1997 Plan.


     The preceding table reflects all Selling Stockholders who are also Affiliates and who are eligible to reoffer and resell Common Stock, whether or not they have a present intent to do so. At the date of this Prospectus, the Company does not know the names of all the persons who intend to resell shares of Common Stock of the Company to be acquired pursuant to the Option Plans. There can be no assurance that any of the Selling Stockholders will sell any or all of the Common Stock offered by them hereunder. The Selling Stockholders will be directors, employees or executive officers of the Company or its subsidiaries who have been or may be granted options under the Option Plans. The Company will supplement this Prospectus with the names of additional Selling Stockholders not shown in the table above and the amount of shares of Common Stock to be reoffered by them as that information becomes known, unless such Selling Stockholders are not Affiliates and are selling no more than 1,000 shares issuable under each plan, or unless the aggregate holdings of the non-Affiliated group not shown in the table is less than 1% of the class of total shares registered hereby.


                              PLAN OF DISTRIBUTION

     Since the Selling Stockholders may offer all or part of the shares of Common Stock which they may hold upon exercise of options, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares of Common Stock to be offered for sale by the Selling Stockholders.

     The Selling Stockholders may sell or distribute some or all of the shares of Common Stock offered by this Prospectus from time to time through dealers or brokers or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the AMEX, in transactions occurring in the public market off the AMEX, privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers or dealers participating in such transactions as agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchasers of such shares, from such purchasers). Such discounts, concessions or commissions as to a particular broker or dealer might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the

Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any such brokers or dealers that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers or dealers might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholders and any other Selling Stockholder, broker or dealer relating to the sale or distribution of the shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Stockholders. All of the foregoing may affect the marketing of the Common Stock.

     The Company will pay substantially all of the expenses incident to this offering of the shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker or dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will receive no portion of the proceeds from the sale of the shares of Common Stock and will bear all expenses related to the registration of this offering of the shares of Common Stock.



                      [THIS AREA INTENTIONALLY LEFT BLANK]

          PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed by the Company with the Commission (File No. 1-11703) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended September 30, 1997 and Form 10-K/A (Amendment No. 1) to said Form 10-K filed January 20, 1998;

     2. The Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1997 and March 31, 1998; and

     3. The Company's Current Reports on Form 8-K dated October 27, 1997 and November 20, 1997.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.


     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Secretary, Gencor Industries, Inc., at the Company's principal executive offices, 5201 N. Orange Blossom Trail, Orlando, Florida 32810, telephone number (407) 290-6000. Persons requesting copies of exhibits to such documents that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.


ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law of the State of Delaware sets forth the conditions and limitations governing the indemnifications of officers, directors and other parties.

     Article VI of the Company's By-Laws (the "By-Laws") provides in part that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and under certain circumstances, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company. Responsibility for determinations with respect to such indemnifications shall be made by the Board of Directors, by independent legal counsel or by the stockholders of the Company.

     Both the General Corporation Law of the State of Delaware and Article VI,
Section 2 of the Company's By-Laws provide that the Company may maintain insurance to cover loss incurred pursuant to liability to directors and officers of the Company arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     The restricted securities to be reoffered and resold pursuant to this Registration Statement were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction involved the issuance of shares of Common Stock pursuant to the exercise of options or awards granted under the 1997 Plan to an employee of the Company.

ITEM 8.         EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
4.1     --   Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-627.
4.2     --   Composite By-Laws of the Company, incorporated by reference to Exhibit 3.2 to
             Registration Statement No. 33-627.
5.1     --   Opinion of Greenberg Traurig, P.A.*
10.6    --   Gencor Industries, Inc. 1992 Stock Plan and Form of Agreement, incorporated by reference to Exhibit 10.6 to the Company's Quarter Report on Form 10-Q for
             the quarter ended June 30, 1992.
10.11   --   Gencor Industries, Inc. 1997 Stock Plan incorporated by reference to Exhibit
             A to the Company's Proxy Statement on Form 14A, filed March 3, 1997.
10.3    --   Form of 1996 Stock Option Agreements*
23.1    --   Consent of Deloitte & Touche LLP*
23.2    --   Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)*
24      --   Power of Attorney (contained in Signature Page)*

---------------
* Filed herewith.


ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 18, 1998.

                                    GENCOR INDUSTRIES, INC.


                                    By:       /s/ E.J. ELLIOTT
                                      ------------------------------
                                      E.J. Elliott
                                      President and
                                      Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a Director and/or officer of Gencor Industries, Inc., a Delaware corporation, hereby constitutes and appoints E.J. Elliott and Russell R. Lee, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on August 18, 1998, by the following persons in the capacities indicated:



       SIGNATURES                                       TITLE
       ----------                                       -----


     /s/ E.J. ELLIOTT                President, Chairman of the Board (Principal
--------------------------------
      E.J. Elliott                   Executive Officer)

    /s/ RUSSELL R. LEE, III          Treasurer (Principal Financial and
--------------------------------
      Russell R. Lee, III            Accounting Officer)

     /s/ JOHN E. ELLIOTT             Executive Vice President, Director
--------------------------------
      John E. Elliott

    /s/ CONSTANTINE L. CORPAS        Director
--------------------------------
      Constantine L. Corpas

     /s/ PETER KOURMOLIS             Director
 -------------------------------
      Peter Kourmolis

     /s/ GLENN B. DALBY              Director
--------------------------------
      Glenn B. Dalby

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
------                               -----------------------
4.1       --     Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-627.
4.2       --     Composite By-Laws of the Company, incorporated by reference to Exhibit 3.2 to Registration Statement No. 33-627.
5.1       --     Opinion of Greenberg Traurig, P.A.*
10.6      --     Gencor Industries, Inc. 1992 Stock Plan and Form of Agreement, incorporated by reference to Exhibit 10.6 to the Company's Quarter Report on Form 10-Q
                 for the quarter ended June 30, 1992.
10.11     --     Gencor Industries, Inc. 1997 Stock Plan incorporated by reference to Exhibit A to the Company's Proxy Statement on Form 14A, filed March 3, 1997.
10.3      --     Form of 1996 Stock Option Agreements*
23.1      --     Consent of Deloitte & Touche LLP*
23.2      --     Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)*
24        --     Power of Attorney (contained in Signature Page)*

---------------
* Filed herewith.